EXHIBIT 99.1

Financial Contacts:
Michael J. Casey
Chief Financial Officer
MAPICS, Inc.
(678) 319-8359
mike.casey@mapics.com

MAPICS’ DIRECTORS APPROVE $10 MILLION FOR SHARE REPURCHASES

ATLANTA(July 31, 2002)—MAPICS, Inc. (Nasdaq/NM: MAPX) today announced that its Board of Directors has authorized up to $10 million for the repurchase of the Company’s common shares. Purchases are expected to be made from time to time, depending on market conditions, in private transactions as well as in the open market at prevailing market prices. MAPICS currently has 18.4 million shares outstanding.

“Securities regulations will allow us to start repurchasing our shares following the earnings report for our third fiscal quarter that we plan to release on August 15, 2002,” said Dick Cook, president and chief executive officer. “We are pleased with the Board’s decision to invest these additional funds in the Company’s shares. We are fortunate that our strong cash position of $22.8 million, at the end of our third fiscal quarter, provides the resources for this activity. We believe that the repurchase of our shares at current prices will provide a solid, long-term return for our shareholders.”

About MAPICS

Headquartered in Alpharetta, Georgia, and with offices around the globe, MAPICS delivers extended enterprise applications. These solutions enable mid-market manufacturers around the world to compete better by streamlining their business processes, maximizing organizational resources and extending their enterprise beyond the four walls for secure collaboration with their value chain partners. MAPICS’ solutions include two enterprise resource planning (ERP) foundations, plus supply chain management, collaborative commerce and maintenance and calibration management functionality. Serving thousands of customers in more than 70 countries, MAPICS is one of the most widely used mid-market manufacturing solutions in the world. Some of MAPICS’ customers include: Anaren Microwave, Inc., Ashley Furniture Industries, Inc., Bayer Corporation, Dirona SP, Dukane Corp., Goodrich Corporation, Hartzell Propeller, Inc., Honda Motor Co., Ltd., Glaxo SmithKline, Volvo Corp., and YORK International Corporation. For more information visit www.mapics.com.

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MAPICS To Repurchase Shares

July 31, 2002

Statements in this press release or otherwise attributable to the Company regarding the Company’s business which are not historical facts, including those regarding plans to repurchase shares and statements of future liquidity, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expected,” “will,” “provides,” “believe” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of performance and are inherently subject to risks and uncertainties, none of which can be predicted or anticipated. Many factors could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements made by or on behalf of the Company including, without limitation, changes in our available cash or planned uses thereof, changes in the market price for our stock, changes in our operating results, the effect of fluctuations in the economy, and other risks detailed in the Company’s Annual Report on Form 10K and other filings with the SEC. The Company undertakes no obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.

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